Exhibit 99.1
FOR IMMEDIATE RELEASE

April 27, 2017

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter 2017 Operating Results

DALLAS, TEXAS, April 27, 2017 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $35.1 million for the quarter ended March 31, 2017. In comparison, for the quarter ended December 31, 2016, the Bank reported net income of $28.8 million.

The increase in net income from quarter to quarter was attributable primarily to increases in the Bank's net interest income ($5.9 million), aggregate net gains associated with the Bank's derivatives and hedging activities and its trading securities portfolio ($0.9 million) and gains on sales of available-for-sale securities ($0.7 million), offset by increases in non-interest expenses ($0.4 million) and Affordable Housing Program assessments ($0.7 million).

Total assets at March 31, 2017 were $57.5 billion, compared with $58.2 billion at December 31, 2016. The $0.7 billion decrease in total assets for the first quarter was attributable primarily to a decrease in the Bank's advances ($1.4 billion) offset by an increase in its long-term investments ($0.6 billion). Advances totaled $31.1 billion at March 31, 2017, compared with $32.5 billion at December 31, 2016.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $2.4 billion at March 31, 2017 as compared to $2.5 billion at December 31, 2016. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $13.9 billion at March 31, 2017 as compared to $13.2 billion at December 31, 2016. The Bank also held a $0.1 billion long-term U.S. Treasury Note in its trading securities portfolio at both March 31, 2017 and December 31, 2016.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight federal funds sold (including loans to other Federal Home Loan Banks) and reverse repurchase agreements, totaled $9.7 billion at March 31, 2017, compared to $9.6 billion at December 31, 2016.

The Bank's retained earnings increased to $853.0 million at March 31, 2017 from $824.0 million at December 31, 2016. On March 29, 2017, a dividend of $6.1 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended March 31, 2017 (and, for comparative purposes, as of and for the quarter ended December 31, 2016) is set forth below. Further discussion and analysis regarding the Bank's first quarter results will be included in its Form 10-Q for the quarter ended March 31, 2017 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 850 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended March 31, 2017
(Unaudited, in thousands)

	March 31, 2017	December 31, 2016
Selected Statement of Condition Data:

Assets
Investments (1)	$26,040,636	$25,419,421
Advances	31,058,811	32,506,175
Mortgage loans held for portfolio, net	178,107	123,961
Cash and other assets	248,131	162,520
Total assets	$57,525,685	$58,212,077

Liabilities
Consolidated obligations
Discount notes	$22,783,297	$26,941,782
Bonds	30,127,957	26,997,487
Total consolidated obligations	52,911,254	53,939,269
Mandatorily redeemable capital stock	2,865	3,417
Other liabilities	1,670,266	1,452,049
Total liabilities	54,584,385	55,394,735
Capital
Capital stock — putable	1,952,078	1,930,148
Retained earnings	853,042	823,984
Total accumulated other comprehensive income	136,180	63,210
Total capital	2,941,300	2,817,342
Total liabilities and capital	$57,525,685	$58,212,077

Total regulatory capital (2)	$2,807,985	$2,757,549

	For the Quarter Ended	For the Quarter Ended
	March 31, 2017	December 31, 2016
Selected Statement of Income Data:

Net interest income	$52,746	$46,815
Other income	8,557	7,122
Other expense	22,260	21,882
AHP assessment	3,905	3,206
Net income	$35,138	$28,849

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, loans to other Federal Home Loan Banks, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of March 31, 2017 and December 31, 2016, total regulatory capital represented 4.88 percent and 4.74 percent, respectively, of total assets as of those dates.
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